EXHIBIT 10.33

                        PROMOTION LETTER OF JACK LITTLEY

                                   MEMORANDUM

TO:       John Littley III

FROM:     John Spotila

DATE:     February 20, 2003

SUBJECT:  Promotion to Senior Vice President

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Dendy and I are very pleased to confirm your promotion to Senior Vice President,
Program and Information Services effective January 7, 2003. In this capacity, you continue to report to me. In line with your new responsibilities, we have decided to increase your base salary to $190,000 per year effective retroactively to the effective date. With your incentive compensation plan of $100,000, your new annual target compensation is $290,000 ($190,000 base, $100,000 incentive).

We are pleased to advise you that the Board has approved the issuance to you of new options for an additional 30,000 shares of GTSI Common Stock. The Grant Date for these options is January 28, 2003. Your exercise price will be equal to the closing price of the Company's Common Stock on the Grant Date. Your options will vest and be exercisable, cumulatively, in four equal annual installments with the first installment vesting on the first anniversary of the Grant Date. They will be subject to the terms and provisions of a Stock Option Agreement which we will be providing you shortly. Your options will expire, to the extent not previously exercised, upon the earlier of ten years from the date of initial vesting or one month after you cease to be a GTSI employee.

Bridget Atkinson will follow up with you as needed if you have any questions about your new compensation. As always, we ask that you keep confidential all matters associated with your compensation. Please sign below on the enclosed copy of this memo to signify your acceptance of this new role within GTSI and return it to Bridget as soon as possible.

Jack, this recognizes your excellent contributions to GTSI in the past and your continued commitment to our success. You have our sincerest congratulations and best wishes.

Acknowledged & Accepted:

John Littley III


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